(a)

ADVANCED NUTRACEUTICALS ANNOUNCES RESULTS OF
ANNUAL MEETING AND RELATED MATTERS

        Denver, CO (September 11, 2006) — Advanced Nutraceuticals, Inc. (Over-The-Counter Bulletin Board: ANII.OB) announced today that in connection with its Annual Meeting held on September 8, 2006 all items submitted to the Company’s shareholders were approved.

        In summary, the shareholders of the Company approved the following: (i) the reverse split of the Company’s common stock on the basis of one share for each 500 shares outstanding (ii) an amendment to the Company’s Articles of Incorporation to change the Company’s name to Bactolac Pharmaceutical, Inc. and (iii) the re-election of the following members of the Company’s board of directors: F. Wayne Ballenger, Randall D. Humphreys, Gregory Pusey, Dr. Pailla M. Reddy and David E. Welch. The foregoing actions were approved by the vote of a majority of the shares represented in person or by proxy and entitled to vote on the record date, except the directors were elected by a plurality of the shares represented in person or by proxy and entitled to vote on the record date. The effective date of the reverse stock split and name change is September 11, 2006.

        As a result of the reverse stock split and following the re-purchase by the Company of fractional shares resulting from the reverse stock split on the basis of $4.00 per share, there will be fewer than 300 shareholders of record of the Company’s common stock. Accordingly, the Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934 by filing a Form 15 with the Securities and Exchange Commission to provide notice of termination of registration of the Company’s common stock. In addition, the Company’s common stock will thereafter no longer be quoted on the Over-The-Counter Bulletin Board or any other system or exchange. Prior to the termination of the registration of the Company’s common stock, shares will be traded on the Over-The-Counter Bulletin Board under the Company’s new symbol: BTCP.OB.

        On September 8, 2006, the Company’s lender verbally agreed to waive the $1.0 million cap on the amount of funds available for the fractional share re-purchase.

        The Company is a private label contract manufacturer of vitamins and supplements. Through its wholly-owned subsidiary, Bactolac Pharmaceutical Inc., the Company formulates, manufactures, coats and packages encapsulated and compressed tablets, powder blended vitamins and related nutritional supplements.

For additional information contact:
Jeff McGonegal (303) 475-3786 (Email: jmcgonegal@aol.com), or
Gregory Pusey (303) 722-4008 (Email: gpusey@gpusey.com)

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including whether the Company will have sufficient funds available to re-purchase all fractional shares resulting from the reverse stock split and whether the reverse stock split will result in less than 300 shareholders of record of the Company’s common stock. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.